Exhibit 99.1

AsiaInfo-Linkage Reports Unaudited Third Quarter 2012 Results

— Meeting guidance with net revenue (non-GAAP)1 of US$129.4 million

— Meeting guidance with net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)2 per basic share of US$0.24

BEIJING/SANTA CLARA, Calif. – October 31, 2012 – AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) (“AsiaInfo-Linkage,” the “Company,” “we,” “us” or “our”), a leading provider of telecommunication software solutions and services in China, today announced financial results for the quarter ended September 30, 2012.

“In the third quarter we continued to see healthy demand for our IT solutions from China’s three telecommunications carriers,” said AsiaInfo-Linkage President and Chief Executive Officer Steve Zhang. “Our growth remained steady and in line with our overall expectations over the first nine months of this year.”

“In terms of customer-specific developments, we signed all of our remaining NG BOSS 3.5 contracts with China Mobile, and our sales and project teams began work in evaluating the carrier’s newly released specifications for NG BOSS 4.0. For China Unicom’s six northern provinces convergent software projects, we signed the second phase of the software and license contracts and also signed two provincial contracts for software implementation and maintenance, and expect to sign four more in the near future. Going forward, we anticipate these provinces will follow the usual maintenance and upgrade cycle, including periodic mandatory upgrades as set by the carrier’s central headquarters. Our China Telecom business continued to yield steady results and has featured more headquarter-level projects, as opposed to the operational-level and provincial-level focus of our previous work. As a result, we have seen greater opportunities to deploy cloud-based solutions, including one which allows China Mobile to better monitor its data traffic and another that enables the carrier’s individual users to access their account histories in a variety of ways. While individual account data retrieval is not a new concept, our low-cost cloud solutions allow for this type of service to be offered to larger numbers of subscribers.”

“What all of our projects with China’s three carriers have in common is a focus on real-time monitoring of massive amounts of data traffic in order to optimize network performance, identify preferred usage plans, and ultimately enhance the user experience,” added Mr. Zhang.

Third Quarter 2012 Financial Results

Total revenues for the third quarter of 2012 were US$132.2 million, an increase of 10.8% year-over-year and an increase of 4.7% sequentially. Net revenue (non-GAAP) for the third quarter of 2012 was US$129.4 million, an increase of 10.4% year-over-year and an increase of 4.0% sequentially. The year-over-year increases were primarily the result of continued investment in software and services by our telecommunications carrier customers and their provincial-level entities.

Gross margin for the third quarter was 37.3%, compared to 43.9% in the year-ago period and 38.5% in the previous quarter. Gross margin of net revenue (non-GAAP)3 was 42.6% in the third quarter of 2012, compared to 49.4% in the year-ago period and 43.8% in the previous quarter. The year-over-year decrease in gross margin was primarily attributable to an increase in employee compensation, which was mainly due to the hiring of approximately 970 additional implementation engineers and wage inflation. The year-over-year decrease in gross margin (non-GAAP) was mainly attributable to an increase in the number of implementation engineers and wage inflation. The slight sequential decrease in both gross margin and gross margin (non-GAAP) was primarily due to an increase of approximately 300 implementation engineers for current and anticipated contracts.

[1]	Net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to customers. A reconciliation of all non-GAAP measures used in this press release to the most directly comparable GAAP measures is provided at the end of this press release.
[2]	Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) and net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share measures exclude share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investments, non-recurring consulting related expenses, dividend income and a 15% tax rate adjustment for the Company’s Nanjing subsidiary (“LKNJ”).
[3]	Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and share-based compensation expenses, by net revenue (non-GAAP).

Total operating expenses in the third quarter of 2012 increased 27.2% year-over-year and 1.0% sequentially to US$47.1 million. The year-over-year increase was primarily attributable to an increase in general and administrative (“G&A”) expenses, as well as increases in sales and marketing expenses and research and development (“R&D”) expenses to develop products for anticipated contract opportunities, to support overall product standardization, and to enhance delivery. The sequential increase in operating expenses was primarily attributable to an increase in sales and marketing expenses, which was partially offset by a decrease in G&A expenses.

Sales and marketing expenses in the third quarter of 2012 increased 23.3% year-over-year and 8.8% sequentially to US$20.1 million. The year-over-year increase in sales and marketing expenses was the result of international market expansion and general wage inflation. The sequential increase was mainly due to a greater number of customer workshops and meetings related expenses. G&A expenses for the third quarter of 2012 were US$6.3 million, representing a year-over-year increase of 181.5% and a sequential decrease of 20.1%. The year-over-year increase was mainly attributable to the increase in wage inflation along with a rise in headcount, as well as a US$1.2 million reversal of doubtful accounts in the third quarter of 2011. The sequential decrease in G&A expenses was mainly the result of enhanced cost controls. R&D expenses for the third quarter of 2012 increased 12.1% year-over-year and increased 2.1% sequentially to US$20.8 million. The year-over-year increase in R&D expenses reflected an increase in total compensation as a result of wage inflation and the hiring of approximately 160 R&D engineers. The sequential increase in R&D expenses was primarily due to the hiring of approximately 100 additional R&D engineers.

Income from operations for the third quarter of 2012 was US$2.2 million, representing a year-over-year decrease of 85.6% and a sequential increase of 11.3%. Operating margin of total revenue was 1.7% for the third quarter of 2012, compared to 12.8% in the year-ago period and 1.6% in the previous quarter. Operating margin of net revenue (non-GAAP)4 for the third quarter of 2012 was 11.6%, compared to 23.6% in the year-ago period and 12.0% in the previous quarter. The year-over-year decrease in operating margin of net revenue (non-GAAP) was mainly attributable to the increases in employee headcount and wage inflation, which led to the increase in cost of sales and R&D expenses. The sequential decrease was primarily due to an increase in the number of implementation and R&D engineers.

Other income for the third quarter of 2012 was US$2.1 million, compared to US$0.6 million in the year-ago period and US$4.0 million in the previous quarter. The year-over-year increase was primarily due to improved returns from bank deposits and a US$1.1 million impairment loss on short-term and long-term investments in the third quarter of 2011. The sequential decrease in other income reflects a US$1.2 million gain from sale investment products in the second quarter.

In the third quarter of 2012, the Company recorded net income attributable to AsiaInfo-Linkage, Inc. of US$4.6 million, or US$0.06 per basic share, compared to US$13.3 million, or US$0.18 per basic share, in the year-ago period and US$6.2 million, or US$0.09 per basic share, in the previous quarter.

[4]	Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding amortization of acquired intangible assets, share-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP).

In the third quarter of 2012, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$17.3 million or US$0.24 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the year-ago period was US$26.7 million, or US$0.37 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) in the previous quarter was US$18.6 million or US$0.26 per basic share. Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) decreased 35.1% year-over-year and 6.9% sequentially, reflecting the factors discussed above.

As of September 30, 2012, AsiaInfo-Linkage had cash and cash equivalents and restricted cash totaling US$255.9 million and short-term investments totaling US$39.1 million. Operating cash flow in the third quarter of 2012 was a net inflow of US$9.4 million.

As of September 30, 2012, AsiaInfo-Linkage had gross accounts receivable (“AR”) of US$282.4 million compared to US$307.3 million as of June 30, 2012 and US$292.2 million as of September 30, 2011. Gross AR includes agent arrangements with International Business Machines Corporation (“IBM”) or its distributors, as well as a few other hardware companies (“IBM-Type Arrangements”). Since these arrangements typically consist of back-to-back payment terms for certain products sold to AsiaInfo-Linkage customers, there is no impact on the Company’s cash flow or days of sales outstanding (“DSO”). Net AR, which excludes IBM-Type Arrangements, was US$222.1 million as of September 30, 2012, compared to US$222.9 million as of June 30, 2012 and US$224.3 million as of September 30, 2011. The combined effect of revenue and the AR trends, including our constant focus on the collections process, resulted in the Company’s DSO being 151 days as of September 30, 2012, compared to 154 days as of June 30, 2012 and 159 days as of September 30, 2011. A table presenting additional information regarding the Company’s gross AR, AR relating to IBM-Type Arrangements (“IBM-Related AR”), net AR, revenues, and DSO is provided at the end of this press release.

Nine Months 2012 Financial Results

Total revenue for the nine months ended September 30, 2012 was US$382.2 million, an increase of 9.2% year-over-year. Net revenue (non-GAAP) for the nine months ended September 30, 2012 was US$375.0 million, an increase of 11.6% year-over-year.

In the nine months ended September 30, 2012, gross margin was 38.3%, compared to 43.9% in the year-ago period. Gross margin of net revenue (non-GAAP) was 43.7% in the nine months ended September 30, 2012, compared to 50.7% in the year-ago period.

Income from operations for the nine months ended September 30, 2012 was US$6.7 million, a decrease of 85.1% year-over-year.

In the nine months ended September 30, 2012, AsiaInfo-Linkage recorded net income attributable to AsiaInfo-Linkage, Inc. of US$17.2 million, or US$0.24 per basic share, compared to US$64.1 million, or US$0.87 per basic share, in the year-ago period, a decrease of 73.1% and 72.4% year-over-year, respectively.

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) was US$55.3 million or US$0.76 per basic share in the nine months ended September 30, 2012, a decrease of 37.6% and 37.2% year-over-year, respectively.

Recent Developments

The work of AsiaInfo-Linkage’s Special Committee in evaluating a non-binding proposal letter from Power Joy (Cayman) Limited (“Power Joy”), a wholly owned subsidiary of CITIC Capital China Partners II, L.P., pursuant to which Power Joy proposed to acquire all of the outstanding shares of common stock of AsiaInfo-Linkage, remains ongoing and may include soliciting interest from, and engaging in discussions with, other potential qualified interested parties regarding a potential transaction involving AsiaInfo-Linkage. However, as previously disclosed, there can be no assurance that any definitive offer will ultimately be made, that any agreement will be executed, or that any transaction will be approved or consummated by the Company.

Business Outlook

AsiaInfo-Linkage expects fourth quarter 2012 net revenue (non-GAAP) to be in the range of US$152 million to US$156 million. The Company expects fourth quarter 2012 net income attributable to AsiaInfo-Linkage per basic share (non-GAAP) to be in the range of US$0.40 to US$0.43.

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)

(Amounts in thousands of US$, except share and per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenues:
Software products and solutions	$120,870	$108,428	$351,704	$312,661
Service	8,412	8,689	22,919	22,706
Third-party hardware	2,939	2,168	7,566	14,585

Total revenues	132,221	119,285	382,189	349,952

Cost of revenues:
Software products and solutions	75,199	59,912	215,539	169,709
Service	4,898	4,973	13,060	12,716
Third-party hardware	2,792	2,060	7,187	13,856

Total cost of revenues	82,889	66,945	235,786	196,281

Gross profit	49,332	52,340	146,403	153,671

Operating expenses (income):

Sales and marketing	20,055	16,269	58,843	54,725
General and administrative	6,258	2,223	21,564	15,863
Research and development	20,821	18,574	59,312	40,398
Government subsidies	0	0	0	(2,125)

Total operating expenses	47,134	37,066	139,719	108,861

Income from operations	2,198	15,274	6,684	44,810

Other income (expenses), net
Interest income	1,914	1,376	6,345	3,989
Dividend income	78	0	682	180
Gain from sales of short-term investments	61	0	3,333	199
Impairment loss on short-term investments	0	(144)	0	(144)
Impairment loss on long-term investments	0	(950)	0	(950)
Others, net	39	296	10	21

Total other income, net	2,092	578	10,370	3,295

Income before income tax expense (benefit) and loss on equity method investment, net of income tax	4,290	15,852	17,054	48,105

Income tax expense (benefit)	289	3,163	2,310	(14,344)

Income after income tax expense (benefit) before loss on equity method investment, net of income tax	4,001	12,689	14,744	62,449

Loss on equity method investment, net of income tax	(93)	0	(93)	0

Net income	3,908	12,689	14,651	62,449

Less: Net loss attributable to noncontrolling interest	(711)	(600)	(2,555)	(1,629)

Net income attributable to AsiaInfo-Linkage, Inc.	$4,619	$13,289	$17,206	$64,078

Earnings per share:
Net income attributable to AsiaInfo-Linkage, Inc. common stockholders
Basic	$0.06	$0.18	$0.24	$0.87

Diluted	$0.06	$0.18	$0.24	$0.87

Weighted average shares used in computation:
Basic	72,613,106	71,934,704	72,532,007	73,404,067

Diluted	72,804,388	72,593,341	72,764,908	74,034,312

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (UNAUDITED)

(Amounts in thousands of US$)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Net income	$3,908	$12,689	$14,651	$62,449
Other comprehensive (loss) income, net of tax:
Change in cumulative foreign currency translation adjustment	(1,184)	6,162	(2,561)	14,113
Transfer to statements of operations of realized gain on available-for-sale securities, net of tax effects of $22 and $0, $637 and $30 for the three months and nine months ended September 30, 2012 and 2011, respectively	(39)	0	(2,696)	(169)
Net unrealized (loss) gain on available-for-sale securities, net of tax effects of $25 and $47, $(208) and $128 for the three months and nine months ended September 30, 2012 and 2011, respectively	(137)	(253)	631	(650)
Transfer to statements of operations of other-than-temporary impairment on available-for-sale investment	0	144	0	144

Other comprehensive (loss) income	(1,360)	6,053	(4,626)	13,438

Comprehensive income	2,548	18,742	10,025	75,887

Less: Comprehensive loss attributable to noncontrolling interest	(711)	(600)	(2,555)	(1,629)

Comprehensive income attributable to AsiaInfo-Linkage, Inc.	$3,259	$19,342	$12,580	$77,516

ASIAINFO-LINKAGE, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(Amounts in thousands of US$)

	As of
	September 30, 2012	December 31, 2011
ASSETS:
Current Assets:
Cash and cash equivalents	$216,572	$272,438
Restricted cash	39,278	21,226
Short-term investments – available-for-sale securities	26,444	27,909
Short-term investments – held-to-maturity securities	12,617	0
Accounts receivable (net of allowances of $3,792 and $2,905 as of September 30, 2012 and December 31, 2011, respectively)	282,424	281,564
Inventories, net	22,885	15,309
Other receivables	4,943	4,480
Deferred income tax assets – current	14,263	14,294
Prepaid expenses and other current assets	11,916	6,453

Total current assets	631,342	643,673

Long term investments	6,118	4,863
Property and equipment, net	17,574	8,778
Other acquired intangible assets, net	131,901	163,028
Deferred income tax assets – non-current	1,750	1,751
Goodwill	433,475	433,525
Land use right, net	14,231	14,543
Other non-current assets	703	0

Total Assets	$1,237,094	$1,270,161

LIABILITIES, REDEEMABLE NONCONTROLLING INTEREST AND EQUITY

Current Liabilities:
Accounts payable	$76,940	$91,094
Accrued expenses	24,791	22,905
Deferred revenue	25,136	32,378
Accrued employee benefits	64,521	78,972
Other payables	5,356	5,582
Income taxes payable	3,518	12,602
Other taxes payable	7,748	11,864
Deferred income tax liabilities – current	8,616	9,091

Total current liabilities	216,626	264,488

Unrecognized tax benefits	2,203	3,344
Deferred income tax liabilities – non-current	24,458	24,458
Other long term liabilities	573	573

Total Liabilities	$243,860	$292,863

Redeemable noncontrolling interest	(2,932)	385

Equity:
AsiaInfo-Linkage, Inc. Stockholders Equity:
Common stock	789	786
Additional paid-in capital	855,046	847,879
Treasury stock, at cost	(87,746)	(87,746)
Statutory reserve	21,748	21,748
Retained earnings	163,733	146,527
Accumulated other comprehensive income	42,498	47,124

Total AsiaInfo-Linkage, Inc. stockholders’ equity	$996,068	$976,318

Noncontrolling interest	98	595

Total Equity	996,166	976,913

Total Liabilities, Redeemable Noncontrolling Interest and Equity	$1,237,094	$1,270,161

Third Quarter 2012 Conference Call Details

AsiaInfo-Linkage management will hold an earnings conference call at 5:00 p.m. Pacific Time / 8:00 p.m. Eastern Time on October 31, 2012 (8:00 a.m. Beijing/Hong Kong Time on November 1, 2012). Management will discuss results and highlights of the quarter and answer questions from investors.

The dial-in numbers for the conference call are as follows:

Local:
New York:	+1-718-354-1231
Hong Kong:	+852-2475-0994
China, Domestic Mobile:	400-620-8038
China, Domestic:	800-819-0121

International Toll Free:
United States:	+1-866-519-4004
Hong Kong:	800-930-346
International Toll:	+65-6723-9381

The conference ID # is	39487378

A replay of the call will be available until 7:59 a.m. Eastern Time on November 8, 2012 by dialing one of the following numbers:

U.S Toll Free:	+1-866-214-5335
International:	+61-2-8235-5000

The replay ID # is	39487378

Additionally, a live and archived webcast of this call will be available on the Investor Relations section of the AsiaInfo-Linkage website at www.asiainfo-linkage.com.

About AsiaInfo-Linkage, Inc.

AsiaInfo-Linkage, Inc. (NASDAQ: ASIA) is a leading provider of high-quality software solutions and IT services in China’s telecommunications industry. Following the merger between AsiaInfo Holdings, Inc. (“AsiaInfo”) and Linkage Technologies International Holdings Limited (“Linkage”) on July 1, 2010, AsiaInfo-Linkage leverages both AsiaInfo’s and Linkage’s leading market positions and complementary customer bases to provide a robust, comprehensive service offering primarily to China’s telecom operators. AsiaInfo-Linkage’s world-class R&D capabilities and extensive base of highly skilled engineers provide best-of-class solutions to help customers differentiate themselves from the competition.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

Reconciliation of non-GAAP Measures

This earnings release presents the following “non-GAAP financial measures” as defined by applicable U.S. securities regulations. The presentation of these non-GAAP financial measures is not meant to be considered in isolation or as a substitute for our financial results prepared in accordance with GAAP. The non-GAAP financial measures are provided as additional information to help both management and investors compare business trends among different reporting periods on a consistent and more meaningful basis and enhance investors’ overall understanding of the Company’s current financial performance and prospects for the future. These non-GAAP measures have limitations, however, because they do not include all items of income and expenses that impact the Company’s operations. Management compensates for these limitations by also considering the Company’s GAAP results. The non-GAAP financial measures the Company uses are not prepared in accordance with, and should not be considered an alternative to measurements required by GAAP and should not be considered measures of the Company’s liquidity. Pursuant to relevant regulatory requirements, we are providing the following reconciliations of the non-GAAP financial measures to the most directly comparable GAAP measures.

(1) Net revenue (non-GAAP)

AsiaInfo-Linkage’s net revenue (non-GAAP) represents total revenue net of third-party hardware costs that are passed through to our customers. We believe total revenues net of third-party hardware costs more accurately reflects our core business, which is the provision of software solutions and services, and provides transparency to our investors. It is also the same measure used by our management to evaluate the competitiveness and development of our business.

Reconciliation of net revenue (non-GAAP) to GAAP total revenues

	Three Months Ended Sep 30		Nine Months Ended Sep 30		2012 Q2
	2012	2011	2012	2011
	(in US dollar thousands)
Total revenues	132,221	119,285	382,189	349,952	126,271
Third-party hardware costs	2,792	2,060	7,187	13,856	1,848
Net revenue (non-GAAP)	129,429	117,225	375,002	336,096	124,423

(2) Gross margin of net revenue (non-GAAP)

Gross margin of net revenue (non-GAAP) is calculated by dividing gross profit, excluding third-party hardware costs, amortization of acquired intangible assets and share-based compensation expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the gross margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP gross margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of gross margin of net revenue (non-GAAP) to GAAP gross margin

	Three Months Ended Sep 30		Nine Months Ended Sep 30		2012 Q2
	2012	2011	2012	2011
Gross margin (GAAP)	37.3%	43.9%	38.3%	43.9%	38.5%
Third-party hardware costs[1]	0.8%	0.8%	0.7%	1.8%	0.6%
Amortization of acquired intangible assets[2]	3.9%	4.3%	4.0%	4.6%	4.0%
Share-based compensation expenses[2]	0.6%	0.4%	0.7%	0.4%	0.7%
Gross margin (non-GAAP)	42.6%	49.4%	43.7%	50.7%	43.8%

[1]	Percentages represent the difference between GAAP gross profit divided by GAAP revenue and GAAP gross profit divided by net revenue (non-GAAP).
[2]	Percentages represent the result of dividing the amounts of amortization of acquired intangible assets or share-based compensation expenses by net revenue (non-GAAP).

(3) Operating margin of net revenue (non-GAAP)

Operating margin of net revenue (non-GAAP) is calculated by dividing income from operations, excluding amortization of acquired intangible assets, share-based compensation expenses and non-recurring consulting related expenses, by net revenue (non-GAAP). We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the operating margin of net revenue (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes this non-GAAP measure, when read in conjunction with the Company’s GAAP operating margin and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of operating margin (non-GAAP) to GAAP operating margin

	Three Months Ended Sep 30		Nine Months Ended Sep 30		2012 Q2
	2012	2011	2012	2011
Operating margin (GAAP)	1.7%	12.8%	1.7%	12.8%	1.6%
Third-party hardware costs[1]	0.0%	0.2%	0.0%	0.5%	0.0%
Amortization of acquired intangible assets[2]	8.0%	8.9%	8.3%	10.8%	8.3%
Share-based compensation expenses[2]	1.9%	1.7%	2.0%	1.7%	2.0%
Non-recurring consulting related expenses[2]	0.0%	0.0%	0.1%	0.0%	0.1%
Operating margin (non-GAAP)	11.6%	23.6%	12.1%	25.8%	12.0%

[1]	Percentages represent the difference between GAAP income from operations divided by GAAP revenue and GAAP income from operations divided by net revenue (non-GAAP).
[2]

Percentages represent the result of dividing the amounts of amortization of acquired intangible assets, share-based compensation or non-recurring consulting related expenses, as applicable, by net revenue (non-GAAP).

(4) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP)

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) excludes share-based compensation expenses, amortization of acquired intangible assets, impairment loss on investments, non-recurring consulting related expenses, dividend income and a 15% tax rate adjustment for LKNJ. We believe that this non-GAAP financial measure provides meaningful supplemental information regarding our performance by excluding certain expenses and income that may not be indicative of our operating performance. Management uses the net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure to gain a better understanding of the Company’s comparative operating performance from period-to-period and as a basis of planning and forecasting future periods. Management believes the Company’s net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) measure, when read in conjunction with the Company’s GAAP net income measure and other GAAP financial metrics, provides useful information to investors by offering: a) the ability to make more meaningful period-to-period comparisons of the Company’s on-going operating results; b) the ability to better identify trends in the Company’s underlying business and perform related trend analysis; c) a better understanding of how management plans and measures the Company’s underlying business; and d) an easier way to compare the Company’s most recent results of operations against investor and analyst financial models.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) to GAAP net income attributable to AsiaInfo-Linkage, Inc.

	Three Months Ended Sep 30		Nine Months Ended Sep 30		2012 Q2
	2012	2011	2012	2011
	(in US dollar thousands)
Net income (GAAP)	4,619	13,289	17,206	64,078	6,225
Adjustments:
- Share-based compensation expenses	2,415	1,937	7,294	5,728	2,454
- Amortization of acquired intangible assets	10,375	10,409	31,125	36,202	10,375
- Impairment loss on investments	0	1,094	0	1,094	0
- Non-recurring consulting related expenses	6	0	370	0	165
- Dividend income, net of tax	(78)	0	(682)	(180)	(604)
- LKNJ tax rate 15% adjustment	0	0	0	(18,289)	0
Net income (non-GAAP)	17,337	26,729	55,313	88,633	18,615

(5) Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share

Net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share is calculated by dividing net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) (which as discussed above excludes share-based compensation expenses, amortization of acquired intangible assets, non-recurring consulting related expenses, dividend income and a 15% tax rate adjustment for LKNJ) by the same number of weighted average shares outstanding used in the computation of net income per basic share. Management believes that net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share, when used in conjunction with the Company’s GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share, provides useful information to investors for the same reasons discussed above regarding net income attributable to AsiaInfo-Linkage, Inc (non-GAAP). In addition, net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share allows investors to evaluate the Company’s operating performance from period to period on a per share basis, thus providing a useful basis for assessing the Company’s value on a per share basis.

Reconciliation of net income attributable to AsiaInfo-Linkage, Inc. (non-GAAP) per basic share to GAAP net income attributable to AsiaInfo-Linkage, Inc. per basic share

	Three Months Ended Sep 30		Nine Months Ended Sep 30		2012 Q2
	2012	2011	2012	2011
	(in US dollars)
Net income per basic share (GAAP)	0.06	0.18	0.24	0.87	0.09
Adjustments:
- Share-based compensation expenses	0.03	0.03	0.10	0.08	0.04
- Amortization of acquired intangible assets	0.15	0.14	0.43	0.50	0.14
- Impairment loss on investment	—	0.02	—	0.01	—
- Non-recurring consulting related expenses	—	—	—	—	—
- Dividend income, net of tax	—	—	(0.01)	—	(0.01)
- LKNJ tax rate 15% adjustment	—	—	—	(0.25)	—
Net income per basic share ( Non-GAAP)	0.24	0.37	0.76	1.21	0.26

AR, IBM-Related AR, Revenue and DSO

AR balances included both billed and unbilled amounts. Revenue recognized in excess of billings is recorded as unbilled receivable. In addition to revenues from the sales of its goods and services and from hardware procured on behalf of customers, the Company generated service revenues by acting as a sales agent pursuant to the IBM-Type Arrangements. The Company’s DSO calculations are as follows as of the last day of the respective periods indicated, with net AR excluding the receivables attributable to the IBM-Type Arrangements, and with revenues excluding those attributable to the IT Security Business, respectively:

1) Q1 2011 DSO = (Q4 2010 net AR + Q1 2011 net AR)/2/Q1 revenue x 90

2) Q2 2011 DSO = (Q4 2010 net AR + Q2 2011 net AR)/2/Q2 cumulative revenue x 180

3) Q3 2011 DSO = (Q4 2010 net AR + Q3 2011 net AR)/2/Q3 cumulative revenue x 270

4) Q4 2011 DSO = (Q4 2010 net AR + Q4 2011 net AR)/2/Q4 cumulative revenue x 360

5) Q1 2012 DSO = (Q4 2011 net AR + Q1 2012 net AR)/2/Q1 revenue x 90

6) Q2 2012 DSO = (Q4 2011 net AR + Q2 2012 net AR)/2/Q2 cumulative revenue x 180

7) Q3 2012 DSO = (Q4 2011 net AR + Q3 2012 net AR)/2/Q3 cumulative revenue x 270

The following table presents further information regarding the Company’s gross AR, net AR, revenues, and DSO.

	2011-Q1	2011-Q2	2011-Q3	2011-Q4	2012-Q1	2012-Q2	2012-Q3
	(in US dollar thousands, except DSO)
Gross AR	302,806	298,146	292,220	281,564	301,333	307,261	282,424
- IBM Related AR	85,923	77,476	67,950	77,200	79,345	84,357	60,354
Net AR	216,883	220,670	224,270	204,364	221,988	222,904	222,070
Revenues	114,481	116,186	119,285	131,091	123,697	126,271	132,221
DSO (in days)	159	159	159	147	155	154	151

Cautionary Note Regarding Forward-Looking Statements

The information contained in this document is as of October 31, 2012. AsiaInfo-Linkage assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about AsiaInfo-Linkage’s operating results and business prospects that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” “will” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Among the factors that could cause actual results to differ materially are the following: government telecommunications infrastructure and budgetary policy in China; our ability to maintain our concentrated customer base; the long and variable billing cycles for our products and services that can cause our revenues and operating results to vary significantly from period to period; our ability to meet our working capital requirements; our ability to retain our executive officers; our ability to attract and retain skilled personnel; potential liabilities we are exposed to because we extend warranties to our customers; risks associated with cost overruns and delays; our ability to develop or acquire new products or enhancements to our software products that are marketable on a timely and cost-effective basis; our ability to adequately protect our proprietary rights; the competitive nature of the markets we operate in; political and economic policies of the Chinese government; and the outcome of the Special Committee’s evaluation of strategic alternatives, including the privatization proposal announced on January 20, 2012. A further list and description of these risks, uncertainties, and other matters can be found in our Annual Report on Form 10-K for the fiscal year ended December 31, 2011, and in our reports on Forms 10-Q and 8-K filed with the United States Securities and Exchange Commission and available at www.sec.gov.

For more information about AsiaInfo-Linkage, please visit www.asiainfo-linkage.com.

For investor and media inquiries, please contact:

In China:

Mr. Jimmy Xia

AsiaInfo-Linkage, Inc.

Tel: +86-10-8216-6039

Email: ir@asiainfo-linkage.com

Mr. Justin Knapp

Ogilvy Financial, Beijing

Tel: +86-10-8520-6556

Email: asia@ogilvy.com

In the United States:

Ms. Jessica Barist Cohen

Ogilvy Financial, New York

Tel: +1-646-460-9989

Email: asia@ogilvy.com